                                                               Exhibit (d)(xvii)

February 12, 2005


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Premier Equity Fund - Investor Shares
    Schwab Premier Equity Fund - Select Shares

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit the net operating expenses of each share class of the above-named fund as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.

FUND                           NET               GUARANTEED
                               OPERATING         THROUGH:
                               EXPENSE
                               LIMIT
SCHWAB PREMIER EQUITY          1.30%             2/27/06
FUND - INVESTOR SHARES

SCHWAB PREMIER EQUITY          1.15%             2/27/06
FUND - SELECT SHARES

Sincerely,


   Stephen B. Ward                         Pamela Saunders,
   Senior Vice President and Chief         Vice President, Proprietary Funds
   Investment Officer, Charles             Charles Schwab & Co., Inc.
   Schwab Investment Management, Inc.


cc:
Jody Stuart
Michael Bonardi
George Pereira
Mei-Luh Lee
Gregory J. Hand